Exhibit 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in this Registration Statement of SangStat Medical Corporation on Form S-8 of our report dated January 21, 2002 (March 27, 2002 as to Note 5, the second paragraph of Note 10, the ninth paragraph of Note 19 and Note 20), appearing in the Annual Report on Form 10-K of SangStat Medical Corporation for the year ended December 31, 2001.

DELOITTE & TOUCHE LLP

San Jose, California

May 24, 2002